Exhibit 99.2

Walgreen Co. To Operate as Private Standalone Company Following

Acquisition By Sycamore Partners

Appoints Mike Motz as Chief Executive Officer

Deerfield, Ill.—Aug. 28, 2025—Walgreen Co. (“Walgreens”, or the “Company”), America’s leading independent retail pharmacy, announced today that it is now operating as a private standalone company following its acquisition by Sycamore Partners (“Sycamore”), a leading private equity firm based in New York.

Mike Motz has been appointed as Chief Executive Officer of Walgreens effective immediately. Motz was formerly CEO of Staples US Retail, a Sycamore portfolio company. Prior to that, he served as President of Shoppers Drug Mart, the No. 1 pharmacy chain in Canada. A seasoned leader with deep experience, Motz brings a renewed focus on retail, a customer-first mindset and significant operational discipline to guide Walgreens into its next chapter as a private company. Motz replaces Tim Wentworth, who will continue to serve as an ongoing Director. John Lederer, a former director of Walgreens Boots Alliance, Inc. (“WBA”) and a Senior Advisor to Sycamore, has been appointed Executive Chairman of Walgreens.

This announcement coincides with Sycamore’s acquisition of WBA, which closed today.

“Today represents an exciting new chapter and a turning point for Walgreens,” said Motz. “As a private organization, alongside our dedicated team members, we are renewing our focus on our core pharmacy and retail platform, our stores and our customer experience—building on the progress that’s been made.”

Stefan Kaluzny, Managing Director of Sycamore, said, “We are pleased to have closed this momentous transaction with an outstanding brand that has been a cornerstone of American communities for nearly 125 years. Walgreens benefits millions of Americans, and I am confident that, enhanced by the flexibility of operating as a private standalone organization, it can move with certainty, speed and focus to deliver meaningful value to its customers.”

Sycamore is acquiring the business in partnership with Stefano Pessina and his family, who have reinvested 100% of their interests in Walgreens, demonstrating their ongoing support and confidence in the Company’s future.

Stefano Pessina said, “Walgreens is an incredible brand, with loyal customers around the country. I believe strongly in the business and its significant impact on the communities it serves. My family and I are pleased to support its continued evolution as we embark on this next chapter. I want to thank the leadership team for stabilizing the business and providing a strong foundation upon which we will build to reach new heights. Walgreens has a very bright future in partnership with Sycamore.”

About Walgreens

Founded in 1901, Walgreens (www.walgreens.com) proudly serves nearly 9 million customers and patients each day across its approximately 8,500 stores throughout the U.S. and Puerto Rico. Walgreens has approximately 220,000 team members, including nearly 90,000 healthcare service providers, and is committed to being the first choice for pharmacy, retail and health services, building trusted relationships that create healthier futures for customers, patients, team members and communities.

About Sycamore Partners

Sycamore Partners is a private equity firm based in New York. The firm specializes in consumer, distribution and retail-related investments and partners with management teams to improve the operating profitability and strategic value of their business. With approximately $11 billion in aggregate committed capital raised since its inception in 2011, Sycamore Partners’ investors include leading endowments, financial institutions, family offices, pension plans and sovereign wealth funds. For more information on Sycamore Partners, visit www.sycamorepartners.com.

Walgreens Contact

Jonathon Hosea

224-507-9379

media@walgreens.com

Sycamore Contacts

Michael Freitag, Zach Genirs, Abigail South

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

media@sycamorepartners.com